Filed Pursuant to Rule 424(b)(5) Registration No. 333-200089

Pricing Supplement dated August 31, 2015 to the

Prospectus dated December 1, 2014

Prospectus Supplement dated December 1, 2014 and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated July 9, 2015

The Bank of Nova Scotia

$3,080,000

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A

Linked to the S&P 500® Index

Due March 3, 2021

The Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A, Linked to the S&P 500® Index Due March 3, 2021 (the "Securities") offered hereunder are unsecured obligations of The Bank of Nova Scotia (the "Bank") and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the "Bank," "we," "us" or "our" refers to The Bank of Nova Scotia.

The Securities will not be listed on any U.S. securities exchange or automated quotation system.

The Securities will not bear interest. The amount that you will be paid on your Securities at maturity will be based on the performance of the S&P 500® Index (which we refer to as the Reference Asset) as measured from the Trade Date to and including the Calculation Day. If the Percentage Change (defined below) of the Reference Asset is negative and is below -20.00% (the Ending Level is less than the Starting Level by more than 20.00%), you will lose a portion of your investment in the Securities and may lose up to 80% of your investment depending on the performance of the Reference Asset. Additionally, the amount you may receive for each $1,000 Principal Amount of your Securities at maturity is subject to a Capped Value of $1,550.00 per $1,000 Principal Amount of your Securities. In addition, any payment on your Securities is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the Ending Level (determined on the Calculation Day, subject to adjustment) from the Starting Level (which is the closing level of the Reference Asset on the Pricing Date), which we refer to as the Percentage Change. The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the level of the Reference Asset over the life of the Securities). At maturity, for each $1,000 Principal Amount of your Securities:

●	if the Ending Level is greater than the Starting Level (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change, times the Participation Rate of 150%, subject to the Capped Value;
●	if the Ending Level is less than or equal to the Starting Level but not by more than 20.00% (the Percentage Change is zero or negative but not below -20.00%), you will receive an amount in cash equal to $1,000; or
●	if the Ending Level is less than the Starting Level by more than 20.00% (the Percentage Change is negative and below -20.00%), you will receive less than $1,000 and have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 20.00%. In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the sum of the Percentage Change plus 20.00%.

Following the determination of the Starting Level, the amount you will be paid on your Securities at maturity will not be affected by the closing level of the Reference Asset on any day other than the Calculation Day. You could lose up to 80% of your investment in the Securities. A percentage decrease of more than 20.00% between the Starting Level and the Ending Level will reduce the payment you will receive at maturity below the Principal Amount of your Securities. Further, the Capped Value that you could receive at maturity with respect to each $1,000 Principal Amount of your Securities (the minimum denomination) is limited to $1,550.00 per $1,000 Principal Amount of your Securities. In addition, the Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.

The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank's profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it enters into with its affiliates. The Bank's affiliates will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset. The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission ("SEC"), Nor ANY state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE SECURITIES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including Wells Fargo Securities, LLC. ("WFS") or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale.  If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction.  See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement and "Supplemental Plan of Distribution" on page PS-31 of the accompanying product prospectus supplement.

	Per Security	Total
Price to public[1]	100.00%	$3,080,000
Underwriting commissions[2]	3.37%	$103,796
Proceeds to The Bank of Nova Scotia[3]	96.63%	$2,976,204

The Securities have complex features and investment in the Securities involves certain risks.  You should refer to "Additional Risks" beginning on page P-13 of this pricing supplement, "Additional Risk Factors Specific to the Notes" beginning on page PS-5 of the accompanying product prospectus supplement, and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company ("DTC") on or about September 3, 2015 against payment in immediately available funds.

Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.

[1]	The estimated value of the Securities as determined by the Bank as of the Pricing Date is $925.30 (92.53%) per $1,000 Principal Amount of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement for additional information.
[2]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $33.70 (3.37%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC ("WFA"), with a selling concession of $15.00 (1.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA. See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.
[3]	Excludes profits from hedging. For additional considerations relating to hedging activities see "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Summary

The information in this "Summary" section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See "Additional Terms of the Securities" in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank")
CUSIP/ISIN:	CUSIP 064159GR1 / ISIN US064159GR16
Type of Securities:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside, Principal at Risk Securities, Series A
Reference Asset:	The S&P 500® Index (Bloomberg Ticker: SPX)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100% of the Principal Amount of each Security
Currency:	U.S. Dollars
Pricing Date:	August 31, 2015
Trade Date:	August 31, 2015
Original Issue Date:	September 3, 2015
Maturity Date:	March 3, 2021. If the scheduled Calculation Day is not a trading day or if a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day so that the Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Calculation Day as postponed.
Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a percentage decrease from the Starting Level to the Ending Level of more than 20.00%.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $33.70 (3.37%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC ("WFA"), with a selling concession of $15.00 (1.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See "Additional Risks — The Inclusion of Dealer

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Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.
Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

If the Ending Level is greater than the Starting Level, then the Redemption Amount at Maturity will equal:

the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate x Percentage Change) and (b) the Capped Value

If the Ending Level is greater than or equal to the Threshold Level, but less than or equal to the Starting Level, then the Redemption Amount at Maturity will equal the Principal Amount

If the Ending Level is less than the Threshold Level, then the Redemption Amount at Maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Threshold Percentage)]

In this case you will have a 1-to-1 downside exposure to the portion of such decrease in the Reference Asset that exceeds 20%. Accordingly, you could lose up to 80% of your initial investment.

Starting Level:	1,972.18
Ending Level:

The Ending Level of the Reference Asset will be determined based upon the closing level of the Reference Asset published on the Bloomberg page "SPX<Index>" or any successor page on Bloomberg or any successor service, as applicable, on the Calculation Day. In certain special circumstances, the Ending Level will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See "General Terms of the Securities—Unavailability of the Level of the Reference Asset on a Valuation Date" beginning on page PS-18, "General Terms of the Securities—Market Disruption Events" beginning on page PS-19, and "Appointment of Independent Calculation Experts" on page PS-22, in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows:

Ending Level – Starting Level

Starting Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Threshold Level:	1577.74 (equal to the Starting Level multiplied by the difference of 100% minus the Threshold Percentage).
Threshold Percentage:	20.00%
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Capped Value:	$1,550.00 per $1,000 Principal Amount of the Securities, which equals the Principal Amount per Security x 155%. The Capped Value sets a cap on participation in any appreciation of the Reference Asset of 55.00%, taking into account the effect of the Participation Rate.
Participation Rate:	150%
Calculation Day:

February 24, 2021 or, if such day is not a trading day, the next succeeding trading day.

The Calculation Day could also be delayed by the occurrence of a market disruption event. If a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day, the Ending Level will equal the closing level of the Reference Asset on the first trading day following the day that would otherwise be the Calculation Day on which the Calculation Agent determines that a market disruption event is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the seventh trading day following the originally scheduled Calculation Day, the Ending Level will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh trading day, regardless of the occurrence or continuance of the market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event. See "General Terms of the Notes—Market Disruption Events" beginning on page PS-19 in the accompanying product prospectus supplement for the definition of "market disruption event".

Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.
Status:	The Securities will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See "Tax Redemption" below.
Listing:	The Securities will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto
Terms Incorporated:	All of the terms appearing under the caption "General Terms of the Notes" beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this
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pricing supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 80% OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE REFERENCE ASSET IS BUFFERED ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE MOST OF YOUR INVESTMENT.

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Additional Terms Of THE Securities

You should read this pricing supplement together with the prospectus dated December 1, 2014, as supplemented by the prospectus supplement dated December 1, 2014 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated July 9, 2015, relating to our Senior Note Program, Series A, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Additional Risk Factors Specific to the Notes" in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated December 1, 2014:

http://www.sec.gov/Archives/edgar/data/9631/000089109214008992/e61582_424b3.htm

Prospectus Supplement dated December 1, 2014:

http://www.sec.gov/Archives/edgar/data/9631/000089109214008993/e61583-424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated July 9, 2015:

https://www.sec.gov/Archives/edgar/data/9631/000089109215006204/e65075-424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Securities may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.
•	You can tolerate a loss of up to 80% of your initial investment.
•	You believe that the Reference Asset will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the cap on appreciation provided by the Capped Value.
•	You understand and accept that your potential return is limited to the Capped Value and you would be willing to invest in the Securities based on the Capped Value.
•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You do not seek current income from your investment.
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•	You are willing to hold the Securities to maturity, a term of approximately 66 months, and accept that there may be little or no secondary market for the Securities.
•	You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing most of your initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of up to 80% of your initial investment.
•	You believe that the level of the Reference Asset will decline during the term of the Securities and the Ending Level will likely decline below the Starting Level by a percentage that is greater than the Threshold Percentage, or you believe the Reference Asset will appreciate over the term of the Securities and that the appreciation, after giving effect to the Participation Rate, is likely to equal or exceed the Capped Value.
•	You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Securities with the Capped Value.
•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unwilling to hold the Securities to maturity, a term of approximately 66 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Securities.
•	You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price.
•	You are not willing to accept the risk of exposure to the United States equity market.
•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review ''Additional Risks'' beginning on page P-13 of this preliminary pricing supplement and the ''Additional Risk Factors Specific to the Notes'' beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Securities.

EVENTS OF DEFAULT AND ACCELERATION

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Securities on any day (except as provided in the last sentence under "Default Quotation Period" below) will be an amount, in the specified currency for the principal of your Securities, equal to the cost of having a qualified

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financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys' fees, incurred by the trustees of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the "due date") and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose notes are, rated either:

•	A-1 or higher by Standard & Poor's Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody's Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see "Description of the Debt Securities We May Offer—Events of Default" beginning on page 21 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

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•	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities; or
•	on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Securities by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See "Appointment of Independent Calculation Experts" on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Securities pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Securities pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Securities to holders of the Securities not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Securities are not redeemable prior to their maturity.

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Hypothetical Payments AT MATURITY On the Securities

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the Starting Level, the Ending Level or the level of the Reference Asset on the Calculation Day or on any trading day prior to the Maturity Date. All examples are based on an aggregate Principal Amount of $1,000.00, a Threshold Percentage of 20.00% (the Threshold Level is 80.00% of the Starting Level), a Capped Value of $1550.00 per $1,000 Principal Amount of the Securities (155.00% of the Principal Amount), and that no market disruption event occurs on the Calculation Day. Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 150.00% x 5.00%) = $1,000.00 + $75.00 = $1,075.00

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Redemption Amount at Maturity of $1,075.00.

Example 2—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive (and the Redemption Amount at Maturity is limited by the Capped Value).

	Percentage Change:	40.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 x 150.00% x 40.00%) = $1,000.00 + $600.00 = $1,600.00 however, since the Capped Value is $1,550.00, the Redemption Amount at Maturity would be $1,550.00

On a $1,000.00 investment, a 40.00% Percentage Change results in a Redemption Amount at Maturity of $1,550.00.

In addition to limiting your return on the Securities, the Capped Value limits the positive effect of the Participation Rate. If the Ending Level is greater than the Starting Level, you will participate in the performance of the Reference Asset at a rate of 150% up to a certain point.

Example 3—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (but not by more than the Threshold Percentage).

	Percentage Change:	-4.00%

	Redemption Amount at Maturity:	$1,000.00 (at maturity, if the Percentage Change is negative BUT the decrease is not more than the Threshold Percentage, then the Redemption Amount at Maturity will equal the Principal Amount)

	On a $1,000.00 investment, a -4.00% Percentage Change results in a Redemption Amount at Maturity of $1,000.00.

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Example 4—	Calculation of the Redemption Amount at Maturity where the Percentage Change is negative (and the decrease is more than the Threshold Percentage).

	Percentage Change:	-50.00%

	Redemption Amount at Maturity:	$1,000.00 + [$1,000.00 x (-50.00% + 20.00%)] = $1,000.00 - $300.00 = $700.00

On a $1,000.00 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $700.00.

Accordingly, if the Percentage Change is negative by more than -20.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than 20.00%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change in excess of the Threshold Percentage. You may lose up to 80% of your principal.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

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The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a loss of up to 80% of your principal at maturity.

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ADDITIONAL RISKS

An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read "Additional Risk Factors Specific to the Notes" beginning on page PS-5 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset. The Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 20.00%. If the Percentage Change is negative by more than 20.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than the 20.00% Threshold Percentage, you will lose a significant portion of your initial investment in an amount equal to the negative Percentage Change in excess of the Threshold Percentage. Accordingly, you may lose up to 80% of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 20.00%.

The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is not below the Starting Level by a percentage greater than the Threshold Percentage.

Your Potential Redemption Amount at Maturity Is Limited by the Capped Value

The Redemption Amount at Maturity will not exceed the Capped Value. Therefore, if the appreciation of the Reference Asset, after taking into account the effect of the Participation Rate, exceeds the cap on appreciation provided by the Capped Value, the Securities will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Securities may be less than the return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

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The Bank's Estimated Value of the Securities is Lower than the Original Offering Price of the Securities

The Bank's estimated value is only an estimate using several factors.  The Original Offering Price of the Securities exceeds the Bank's estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities through a third party hedge provider, are included in the Original Offering Price of the Securities.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities.  See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates

The Bank's estimated value of the Securities is determined by reference to the Bank's and third party hedge provider's internal pricing models when the terms of the Securities were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's and third party hedge providers' assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Securities Differ from Conventional Debt Instruments

The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

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The Securities are Subject to Market Risk

The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent stocks, and the extent to which the Percentage Change is positive or negative. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You will receive the full benefit of the Participation Rate, if any, only if you hold your Securities to maturity.

The Redemption Amount at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Calculation Day

The Redemption Amount at Maturity will be based on the Ending Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Calculation Day compared to the Trade Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the closing level of the Reference Asset prior to the Calculation Day.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Securities may be higher than the Ending Level, you will not benefit from the closing level of the Reference Asset at any time other than the Calculation Day.

If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner

Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks. Changes in the levels of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under "—The Price at Which the Securities may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased" below.

Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Securities is not the same as holding the Reference Asset constituent stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset constituent stocks would enjoy.

No Assurance that the Investment View Implicit in the Securities Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Starting Level or that the percentage decline from the Starting Level to the Ending Level will not be greater than the Threshold Percentage. The Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing some or most of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities.  Certain periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned notes with terms similar to these Securities in the past.   See "Information Regarding The Reference Asset" in this pricing supplement for further information regarding the historical performance of the Reference Asset.

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The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset constituent stocks. It is not, however, linked to a ''total return'' index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price you paid as provided on the cover of this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Securities

The policies of S&P Dow Jones Indices LLC, the sponsor of the Reference Asset (the ''Sponsor'' or "S&P Dow Jones"), concerning additions, deletions and substitutions of the Reference Asset constituent stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset constituent stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Securities.

The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of your Securities.

The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market's perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset, and (vi) time remaining to maturity. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity and the Capped Value behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100% of the Original Offering Price if you sell your Securities prior to maturity. We anticipate that the value of the Securities will always be at a discount to the Capped Value.

The Securities Lack Liquidity

The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities

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easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

Hedging Activities by the Bank May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.

The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset constituent stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.

Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities

The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.

The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset constituent stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset constituent stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Asset

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from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Issuers of the Reference Asset Constituent Stocks

The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

Other Investors in the Securities May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Calculation Day will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Calculation Day will not be postponed by more than seven scheduled trading days. Moreover, if the Calculation Day is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Day, and the Calculation Agent will determine the applicable Ending Level that must be used to determine the Redemption Amount at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See "General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date" beginning on page PS-18 and "General Terms of the Notes—Market Disruption Events" beginning on page PS-19 and "Appointment of Independent Calculation Experts" on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks. Wells Fargo & Company, an affiliate of Wells Fargo Securities, LLC, one of the Underwriters, is one of the companies currently included in the Reference Asset. Nevertheless, none of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks. See

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the section below entitled "Information Regarding the Reference Asset" in this pricing supplement for additional information about the Reference Asset.

A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You.

If any dealer participating in the distribution of the Securities (referred to as a "participating dealer") or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the Securities to you, this projected profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the Securities to you.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Securities are uncertain. The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on the Securities will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.

You should consult your tax advisor about your own tax situation. See "Certain Canadian Income Tax Consequences" and "Certain U.S. Federal Income Tax Considerations" in this pricing supplement.

Information Regarding The Reference Asset

S&P 500® Index

We obtained all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC ("S&P Dow Jones"), the index sponsor. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P 500® Index in connection with the offer and sale of securities.

On July 2, 2012, The McGraw-Hill Companies, Inc. ("McGraw-Hill"), which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices LLC (which we refer to as "S&P Dow Jones"). S&P Dow Jones owns the S&P Indices business and the Dow Jones Indexes business, including the S&P 500® Index.

General

The S&P 500® Index is published by S&P Dow Jones and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The S&P 500® Index covers approximately 80% of the United States equity market.

The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the "Market Value" of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of the then-outstanding shares of such component stock. As discussed below,

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the index sponsor began to use a new methodology to calculate the Market Value of the component stocks during March 2005 and completed its transition to the new calculation methodology during September 2005.

S&P Dow Jones chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which S&P Dow Jones uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones include that the company must be a U.S. company, the financial viability of the particular company, the market capitalization of that company (which currently must be $5.3 billion or greater), the public float of that company (which must represent at least 50% of the outstanding shares of that stock), the contribution of that company to the index's sector balance, and adequate liquidity (the ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date). Continued index membership is not necessarily subject to these guidelines. S&P Dow Jones aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the Securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Computation of the S&P 500® Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, the index sponsor announced that it would transition the S&P 500® Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. The index sponsor's criteria for selecting stock for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its "Market Value"). Currently, S&P Dow Jones calculates the S&P 500® Index based on the total float-adjusted market capitalization of each component stock, where each stock's weight in the S&P 500® Index is proportional to its float-adjusted market value. Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company's outstanding shares. S&P Dow Jones identifies shareholders that it determines to be concerned with control of a company and therefore whose holdings are subject to float adjustment. Such control shareholders generally include:

1.	Officers and directors
2.	Private equity, venture capital and special equity firms
3.	Shares held for control by another publicly traded company
4.	Strategic partners
5.	Holders of restricted shares
6.	Employee stock ownership plans
7.	Foundations associated with the company
8.	Holders of unlisted share classes of stock
9.	Government entities at all levels except government retirement/pension funds
10.	Any individual person who controls a 5% or greater stake in a company as reported in regulatory filings

Where holdings by a single block of control shareholders exceed 5% of the outstanding shares of a company, all holdings of that block are excluded from the float-adjusted count of shares to be used in the index calculation. Officers and directors are considered a single control block for purposes of this 5% test. However, officers and directors are excluded from the float-adjusted count even if they (as a group) do not meet the 5% minimum threshold, provided that there is another control block greater than 5%, thus enabling total float to surpass the 5% minimum threshold. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are also not part of the float.

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies are part of the float. Also included in the float are shares held in a trust to allow investors in countries outside the country of domicile, shares that trust beneficiaries may buy or sell without difficulty or significant

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additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class that can be converted by shareholders to a listed class without undue delay and cost.

As of the date of this market measure supplement, for each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more control blocks where the holdings of the control block exceed the minimum threshold as described above, by the total shares outstanding. The float-adjusted index is then calculated by: dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P Dow Jones calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

S&P Dow Jones has announced that, effective with the September 2015 rebalance, each class of stock for a company with multiple share classes will be separately evaluated for inclusion, and separately weighted, in the S&P 500® Index. Index membership eligibility for a company with multiple share classes will continue to be based on the total market capitalization of the company. However, the decision to include each publicly listed share class will be evaluated class by class. Listed share classes not already in the S&P 500® Index would need to pass the then current liquidity and float criteria used to evaluate companies for inclusion in the S&P 500® Index, but not market capitalization criteria (which is only considered at the company level). Once a listed share class is added to the S&P 500® Index, it will be retained in the S&P 500® Index even though it may appear to violate certain criteria for inclusion in the S&P 500® Index. Listed share class deletions will be at the discretion of the governing index committee. The weight of each share class in the S&P 500® Index will only reflect its own float, not the combined float of all company share classes. It is possible that one listed share class may be included in the S&P 500® Index while a second listed share class of the same company is excluded. Unlisted share classes will not be combined with any other listed share classes, but these unlisted share classes will be included in the company total market capitalization.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all the component stocks relative to the S&P 500® Index base period of 1941-43. The daily calculation of the S&P 500® Index is computed by dividing the Market Value of the S&P 500® Index component stocks by the index divisor.

The S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500® Index constituents' share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P Dow Jones so that there is no change in the Market Value of the component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes
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Type of Corporate Action	Comments	Divisor Adjustment
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500® Index component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor ("New Divisor") is derived as follows:

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A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company's shares due to its acquisition of another public company are made as soon as reasonably possible. Changes in a company's shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are also made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the close of trading on the following Friday. If a 5% or more change causes a company's IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

Standard & Poor's Financial Services LLC ("S&P") and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500® Index in connection with securities, including the Securities. The S&P 500® Index is owned and published by S&P Dow Jones LLC ("S&P Dow Jones"), an affiliate of S&P.

The license agreement between S&P and the Bank provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P’s and its third party licensors’ only relationship to the Bank is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P 500® Index which is determined, composed and calculated by S&P or its third party licensors without regard to the Bank or the Securities. S&P and its third party licensors have no obligation to take the needs of the Bank or the owners of the Securities into consideration in determining, composing or calculating the S&P 500® Index. Neither S&P nor its third party licensors are responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500®" and "500®" are trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by the Bank. The Securities are not sponsored, endorsed, sold or promoted by S&P or S&P Dow Jones and S&P and S&P Dow Jones make no representation regarding the advisability of investing in the Securities.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Reference Asset, based on daily closing levels. The closing level of the Reference Asset on August 31, 2015 was 1972.18. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/3/2011		3/31/2011		1,343.01	1,256.88	1,325.83
4/1/2011		6/30/2011		1,363.61	1,265.42	1,320.64
7/1/2011		9/30/2011		1,353.22	1,119.46	1,131.42
10/3/2011		12/30/2011		1,285.09	1,099.23	1,257.60
1/3/2012		3/30/2012		1,416.51	1,277.06	1,408.47
4/2/2012		6/29/2012		1,419.04	1,278.04	1,362.16
7/2/2012		9/28/2012		1,465.77	1,334.76	1,440.67
10/3/2012		12/31/2012		1,461.40	1,353.33	1,426.19
1/2/2013		3/31/2013		1,569.19	1,457.15	1,569.19
4/1/2013		6/28/2013		1,669.16	1,541.61	1,606.28
7/1/2013		9/30/2013		1,725.52	1,614.08	1,681.55
10/1/2013		12/31/2013		1,848.36	1,655.45	1,848.36
1/2/2014		3/31/2014		1,878.04	1,741.89	1,872.34
4/1/2014		6/30/2014		1,962.87	1,815.69	1,960.23
7/1/2014		9/30/2014		2,011.36	1,909.57	1,972.29
10/1/2014		12/31/2014		2,090.57	1,862.49	2,058.90
1/2/2015		3/31/2015		2,117.39	1,992.67	2,067.89
4/1/2015		6/30/2015		2,130.82	2,057.64	2,063.11
7/1/2015	*	8/31/2015	*	2,128.28	1,867.61	1,972.18

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through August 31, 2015. Accordingly, the ''Quarterly High,'' ''Quarterly Low'' and ''Quarterly Close'' data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.
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The graph below illustrates the performance of the Reference Asset from January 2, 2004 through August 31, 2015. The dotted line represents a hypothetical Threshold Level of 1577.74 which is equal to 80.00% of the closing level of the Reference Asset on August 31, 2015. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Securities from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Securities directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to Wells Fargo Securities LLC at a discount of $33.70 (3.37%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors, LLC ("WFA"), with a selling concession of $15.00 (1.50%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $1.20 (0.12%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled "Supplemental Plan of Distribution" in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ''conflict of interest'' in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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The Bank's Estimated Value of the Securities

The Bank's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see "Additional Risk Factors—The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank's or a third party hedge provider's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Additional Risk Factors—The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

The Bank's estimated value of the Securities will be lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Additional Risk Factors—The Bank's Estimated Value of the Securities Will Be Lower Than the Original Offering Price (Price to Public) of the Securities" in this pricing supplement.

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Additional INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.

Additional Information About the Terminology Used in this Pricing Supplement

This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement. Please read this pricing supplement and the accompany prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.

"Security"	The accompanying product prospectus supplement refers to a Security as a "note"
"Original Offering Price"	The accompanying product prospectus supplement refers to the Original Offering Price as the "original issue price"
"Calculation Day"	The accompanying product prospectus supplement refers to a Calculation Day as a "valuation date"
"Capped Value"	The accompanying product prospectus supplement refers to the Capped Value as the "Maximum Redemption Amount"
"Starting Level"	The accompanying product prospectus supplement refers to the Starting Level as the "Initial Level"
"Ending Level"	The accompanying product prospectus supplement refers to the Ending Level as the "Final Level"
"Redemption Amount at Maturity"	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the "payment at maturity"
"Threshold Level"	The accompanying product prospectus supplement refers to the Threshold Level as the "Buffer Level"
"Threshold Percentage"	The accompanying product prospectus supplement refers to the Threshold Percentage the a "Buffer Percentage"
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Canadian Income Tax Consequences

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Securities, including entitlement to all payments thereunder, pursuant to this initial offering by the Bank made in connection with the original issuance of Securities and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of Securities, does not use or hold Securities in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank (a ‘‘Non-Resident Holder’’). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that no interest paid on the Securities will be in respect of a debt or other obligation to pay an amount to a person with whom the Issuer does not deal at arm’s length, within the meaning of the Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Security (including any amount paid at maturity in excess of the Principal Amount and interest deemed to be paid on the Security in certain cases involving the assignment, deemed assignment or other transfer of a Security to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Based in part on the published administrative position of the CRA, no portion of the interest paid or credited or deemed to be paid or credited on a Security will be “Participating Debt Interest.”

No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Security, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Securities are uncertain. No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. In the opinion of our special tax counsel, Allen & Overy LLP, which is based on current market conditions, it would be reasonable to treat the Securities as pre-paid cash-settled derivative contracts for U.S. federal income tax purposes. Pursuant to the terms of the Securities, you agree to treat the Securities in this manner for all U.S. federal income tax purposes. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

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For a more detailed discussion of the United States federal income tax consequences with respect to your Securities, you should carefully consider the discussion set forth in "Supplemental Discussion of U.S. Federal Income Tax Consequences" in the accompanying product prospectus supplement and the discussion set forth in "United States Taxation" of the accompanying prospectus. In particular, U.S. holders should review the discussion set forth in "Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders" in the product prospectus supplement and non-U.S. holders should review the discussion set forth in "Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders" in the product prospectus supplement. U.S. holders should also review the discussion under "—Treasury Regulations Requiring Disclosure of Reportable Transactions", "—Information With Respect to Foreign Financial Assets" and "—Backup Withholding and Information Reporting" under "United States Taxation" in the prospectus.

Because other characterizations and treatments are possible the timing and character of income in respect of the Securities might differ from the treatment described above. You should carefully review the discussion set forth in "Alternative Treatments" in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Securities for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service ("IRS") might treat the Securities as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

The IRS has also issued a notice that may affect the taxation of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (which are commonly referred to as "FATCA") generally impose a 30% withholding tax on certain payments, including "pass-thru" payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are executed on or before the date that is six months after the date on which final Treasury regulations defining "foreign passthru payments" are published (and are not materially modified thereafter). Accordingly, FATCA withholding generally is not expected to be required on the Securities. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF SECURITIES AND RECEIVING PAYMENTS UNDER THE SECURITIES.

VALIDITY OF THE NOTES

In the opinion of Allen & Overy LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated November 10, 2014, which has been filed as Exhibit 5.1 to the Bank’s Form F-3 dated November 10, 2014.

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In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 10, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 10, 2014.

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